As filed with the Securities and Exchange Commission on October 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOATLA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2836	85-1922320
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11085 Torreyana Road

San Diego, California 92121

(858) 558-0708

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jay M. Short

Co-Founder, Chief Executive Officer and Chairman

BioAtla, Inc.

11085 Torreyana Road

San Diego, California 92121

(858) 558-0708

(Name, address including zip code, and telephone number including area code, of agent for service)

COPIES TO:

David Schulman, Esq.

Niki Fang, Esq.

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

(415) 773-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	2,678,600	$28.88	$77,357,968	$7,172

(1)	The shares will be offered for resale by selling stockholders pursuant to the prospectus contained herein.
(2)

Pursuant to Rule 416(a) under the Securities Act this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices per share of the Registrant’s common stock as reported on the Nasdaq Global Market on October 21, 2021.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 22, 2021

2,678,600 Shares

Common Stock

This prospectus relates to the resale, from time to time, of up to 2,678,600 shares of our common stock by the selling stockholders (which term, as used in this prospectus, includes pledgees, donees, transferees or other successors-in-interest) identified in this prospectus. The selling stockholders acquired the shares registered hereunder in a private placement pursuant to stock purchase agreements, dated as of September 28, 2021, by and between us and the selling stockholders.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of shares of our common stock.

The selling stockholders identified in this prospectus may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 20. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 16.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on the Nasdaq Global Market under the symbol “BCAB.” On October 21, 2021, the closing sale price of our common stock as reported on the Nasdaq Global Market was $28.69. You are urged to obtain current market quotations for the common stock.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Our business and investment in our common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2021

You should read this prospectus and the information and documents we have incorporated by reference into the prospectus carefully because these documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such dates.

- i -

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our securities. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, as well as the exhibits to the registration statement of which this prospectus is a part, before making an investment decision.

BIOATLA, INC.

Overview

We are a phase 2 clinical-stage biopharmaceutical company developing our novel class of highly specific and selective antibody-based therapeutics for the treatment of solid tumor cancer. Our CABs capitalize on our proprietary discoveries with respect to tumor biology, enabling us to target known and widely validated tumor antigens that have previously been difficult or impossible to target. Our novel CAB therapeutic candidates exploit characteristic pH differences between the tumor microenvironment and healthy tissue. Unlike healthy tissue, the tumor microenvironment is acidic, and we have designed our antibodies to selectively bind to their targets on tumor cells under acidic pH conditions but not on targets in normal tissues. Our approach is to identify the necessary targeting and potency required for cancer cell destruction, while aiming to eliminate or greatly reduce on-target, off-tumor toxicity—one of the fundamental challenges of existing cancer therapies.

We are a United States-based company with research facilities in San Diego, California and, through our contractual relationship with BioDuro-Sundia, a provider of preclinical development services, in Beijing, China. Since the commencement of our operations, we have focused substantially all of our resources on conducting research and development activities, including drug discovery, preclinical studies and clinical trials of our product candidates, including the ongoing Phase 2 clinical trials of BA3011 and BA3021, establishing and maintaining our intellectual property portfolio, manufacturing clinical and research material through third parties, hiring personnel, establishing product development and commercialization collaborations with third parties, raising capital and providing general and administrative support for these operations. Since 2014, such research and development activities have exclusively related to the research, development, manufacture and Phase 1 and Phase 2 clinical testing of our CAB antibody-based product candidates and the strengthening of our proprietary CAB technology platform and pipeline. We do not have any products approved for sale, and we have not generated any revenue from product sales.

Our pipeline

We believe that there is significant potential to improve therapeutics for our patients with our proprietary CAB antibody technology across well-validated oncology targets activated in solid tumors. The following table summarizes our current product candidate pipeline.

Corporate Information

Our business was founded in March 2007 and originally operated as a Delaware limited liability company, BioAtla, LLC. In July 2020, we converted from a limited liability company into a Delaware corporation pursuant to a statutory conversion and changed our name from BioAtla, LLC to BioAtla, Inc. Our principal executive offices are located at 11085 Torreyana Road, San Diego, California 92121, and our telephone number is (858) 558-0708. Our corporate website address is www.bioatla.com. Information contained on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

We have obtained a registered trademark for BioAtla® in the United States. This prospectus and documents incorporated by reference into this prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the documents incorporated by reference into this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s discussion and analysis of financial condition and results of operations;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotations;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirement to hold a nonbinding advisory vote on executive compensation and to obtain stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until December 31, 2021. We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our investors may be different from the information you might receive from other public reporting companies that are not emerging growth companies in which you hold equity interests. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either irrevocably elect to “opt out” of such extended transition period or no longer qualify as an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early

We are also a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. We will cease to be a smaller reporting company as of December 31, 2021.

THE OFFERING

Common stock offered by selling stockholders	2,678,600 shares.

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.

Risk factors	You should read the “Risk Factors” section included in this prospectus or incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Global Market symbol	“BCAB”

DESCRIPTION OF PRIVATE PLACEMENT WITH THE SELLING STOCKHOLDERS

On September 28, 2021, we entered into stock purchase agreements with the selling stockholders whereby, on September 30, 2021, we issued and sold in a private placement an aggregate of 2,678,600 shares of our common stock at a purchase price of $28.00 per share for gross proceeds of $75.0 million. For a detailed description of the transactions contemplated by the stock purchase agreements with the selling stockholders and the securities issued pursuant thereto, see the section captioned “Selling Stockholders” in this prospectus. We filed the registration statement on Form S-1, of which this prospectus forms a part, to fulfill our contractual obligations under the stock purchase agreements to provide for the resale by the selling stockholders of the shares of common stock offered hereby.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should carefully consider the risks described in the section captioned “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and in our subsequent filings we make with the Securities and Exchange Commission, or SEC, from time to time, which are incorporated by reference herein in their entirety, together with the other information in this prospectus and documents incorporated by reference in this prospectus. The risks described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and in our other filings incorporated by reference herein are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the risks described in our most recent Quarterly Report on Form 10-Q and the other filings incorporated by reference herein occurs, our business, financial condition, results of operations and future growth prospects could be harmed. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this report, including statements regarding our future results of operations and financial position, business strategy, product candidates, planned preclinical studies and clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, as well as plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements contained in this prospectus and incorporated by reference herein include, among other things, statements about:

•	our ability to develop and advance our current product candidates and programs into, and successfully complete, clinical trials;

•	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates and other positive results;

•	the size of the market opportunity for our product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

•	our manufacturing, commercialization and marketing capabilities and strategy;

•	our plans and strategies to develop and commercialize our CAB antibodies;

•	our plans to further develop our technology platform and expand our pipeline of product candidates;

•	the potential benefits and advantages of our current and future product candidates that we may develop from our patented technology platform;

•	the impact of the COVID-19 pandemic on our business, financial condition, results of operations, and prospects;

•	the timing or likelihood of regulatory filings and approvals for our product candidates;

•	regulatory developments in the United States and Europe and other foreign countries;

•	our expectations and plans to obtain funding for our operations, including from our existing and potential future collaboration and licensing agreements;

•	our expectations regarding our ability to obtain and maintain intellectual property protection for our technology platform and product candidates;

•	the potential benefits of our strategic relationships and our plans to pursue additional strategic relationships;

•

our continued reliance on third parties to conduct additional clinical trials of our product candidates and for the manufacture of our product candidates for preclinical studies and clinical trials; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors” in our most recent Quarterly Report on Form 10-Q, and other filings we make with the SEC.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus and incorporated by reference herein, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus and incorporated by reference herein are made as of the date hereof, and we do not assume any obligation to update any forward-looking statements except as required by applicable law. This prospectus includes and incorporates by reference certain estimates, projections and other information concerning our industry, our business and the markets for our product candidates. We obtained the industry, market and similar data set forth in this report from our own internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe that the data we use from third parties are reliable, we have not separately verified these data. Further, while we believe our internal research is reliable, such research has not been verified by any third party. You are cautioned not to give undue weight to any such information, projections and estimates.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of shares by the selling stockholders.

The selling stockholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in the documents incorporated by reference into this prospectus, the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our directors, executive officers, or beneficial owners of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Series D preferred stock financing

In July 2020, we sold an aggregate of 140,626,711 shares of our Series D preferred stock at a purchase price of $0.51554931 per share for an aggregate amount of $72,500,003.82.

Purchasers of our Series D preferred stock include venture capital funds that beneficially own more than 5% of our outstanding capital stock and/or are represented on our board of directors. The following table summarizes the number of shares and the total purchase price paid by these entities:

Purchaser(1)	Shares of Series D preferred stock purchased	Aggregate purchase price($)
Himalaya Parent LLC(2)	32,009,307	—
Pfizer Ventures (US) LLC(3)	29,095,180	1,000,000
Soleus Private Equity Fund I, L.P.(4)	23,276,145	12,000,000
HBM Healthcare Investments (Cayman) Ltd.(5)	22,306,305	11,500,000
Entities affiliated with Baker Bros. Advisors LP	19,396,788	10,000,001
Entities affiliated with Cormorant Asset Management	19,396,788	10,000,001
Zone II Healthcare Holdings, LLC	19,396,787	10,000,000

(1)	For additional information regarding these stockholders and their equity holdings, see “Principal stockholders.”
(2)

Himalaya Parent LLC was issued 59,164,808 Series D preferred stock upon the conversion of BioAtla, LLC to BioAtla, Inc., and subsequently distributed 27,155,501 shares of Series D preferred stock to Pfizer Ventures (US) LLC, one of its members. The owners of Himalaya Parent LLC include Dr. Jay Short, Ms. Carolyn Anderson Short, Scott Smith, members of our board of directors, other employees of us and other equity holder of BioAtla, LLC prior to the LLC Conversion. See “LLC conversion” for more information. Dr. Jay Short, our Co-Founder, Chief Executive Officer and Chairman, and Carolyn Anderson Short, our Chief of Intellectual Property and Strategy and Assistant Secretary, serve as managers of Himalaya Parent LLC.

(3)	Pfizer Ventures (US) LLC purchased 1,939,679 shares of Series D preferred stock but subsequently received a distribution of 27,155,501 shares of Series D preferred stock from Himalaya Parent LLC.
(4)

Mr. Guy Levy was designated to serve as a member of our board of directors by Soleus Private Equity Fund I, L.P. (“Soleus PE”). Mr. Levy is the Chief Executive Officer and Chief Investment Officer of Soleus Capital Management, L.P., the investment manager of Soleus PE, and, in such capacity, employed by a company that is an affiliate of Soleus PE.

(5)

Dr. Priyanka Belawat was designated to serve as a member of our board of directors by HBM Healthcare Investments (Cayman) Ltd. Dr. Belawat is an Investment Advisor of HBM Partners AG, and, in such capacity, employed by a corporation that is an affiliate of HBM Healthcare Investments (Cayman) Ltd.

In connection with our Series D preferred stock financing, we entered into an Investor Rights Agreement, a Voting Agreement, and a Right of First Refusal and Co-Sale Agreement with certain holders of our Series D preferred stock and certain holders of our common stock.

Our Right of First Refusal and Co-Sale Agreement provides for rights of first refusal and co-sale and drag-along rights in respect of sales by certain holders of our capital stock. Our Voting Agreement also contains provisions with respect to the elections of our board of directors and its composition. Upon the consummation of this offering, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement each will terminate. Additionally, the Investor Rights Agreement provides for certain registration rights which will survive the completion of this offering, as more fully described in “Description of capital stock—registration rights.”

Convertible promissory notes

From December 2015 to March 2020, BioAtla, LLC issued convertible promissory notes to certain investors for gross proceeds of $21.8 million, including to Dr. Jay Short and Carolyn Anderson Short, Pfizer Ventures (US) LLC and Biotech Investment Group II, LLC. Dr. Jay Short and Carolyn Anderson Short currently serve as our executive officers and Dr. Short currently serves as a member of our board of directors. Pfizer Ventures (US) LLC is a beneficial owner of more than 5% of our capital stock and, at the time of the transaction, BIG was a beneficial owner of more than 5% of our capital stock. In July 2020, upon our LLC Conversion and in connection with the closing of the Series D preferred stock financing, the convertible promissory notes were amended so that they automatically converted into a number of Class D Units of Himalaya Parent LLC equal to the quotient of (x) the outstanding principal balance of the convertible promissory note, together with all accrued and unpaid interest thereon, divided by (y) eighty-percent (80%) of the purchase price per share for each share of Series D preferred stock sold pursuant to the Series D preferred stock financing, except in the case of the convertible promissory note issued to Pfizer Ventures (US) LLC. The convertible promissory note issued to Pfizer Ventures (US) LLC was amended in March 2019 to provide the lender additional accrued interest upon conversion, and converted into a number of Class D Units of Himalaya Parent LLC equal to the quotient of (x) the outstanding principal balance of the convertible promissory note, together with all accrued and unpaid interest thereon, divided by (y) one hundred percent (100%) of the purchase price per share for each share of Series D preferred stock sold pursuant to the Series D preferred stock financing. In connection with the Series D preferred stock financing in July 2020, all principal and accrued interest under the convertible notes was converted into our Series D preferred stock, and we were not required to repay any principal or interest in cash.

Lease agreement with Alliance Diversified Holdings LLC

From August 2014 to February 2018, we were party to a lease agreement with Alliance Diversified Holdings LLC, or ADH. ADH is owned and controlled by a subsidiary of Bridgewest Business Group, LLC, or Bridgewest. We incurred expenses of $0.6 million and $0.1 million in 2017 and 2018, respectively, related to rent, including common area maintenance, for a combined 10,440 square feet of lab and office space, and also paid certain pass-through expenses to ADH, such as utilities. The lease agreement with ADH was completed in February 2018, and as of December 31, 2018, we had no outstanding accounts payable and accrued expenses due to ADH.

BioDuro, LLC contract research services agreement

In March 2007, we entered into a master contract research services agreement with BioDuro, LLC, or BioDuro, a preclinical research organization that provides biopharmaceutical clients with drug discovery services. BioDuro was previously a wholly owned subsidiary of Bridgewest. Bridgewest’s Chief Executive Officer is Masood Tayebi, Ph.D., who is affiliated with Biotech Investment Group, LLC, or BIG. Dr. Tayebi beneficially owned 50% of Bridgewest. In 2019, Bridgewest sold its ownership interest, such that we no longer consider BioDuro to be a related party as of January 1, 2020

Under the agreement, BioDuro provides us with preclinical research labor and supplies in China in exchange for a quarterly fee. The fees we pay to BioDuro are based on the number of full-time equivalent contractors assigned under the agreement to perform services to us, and such fees include the cost of labor for the contractors and lab supplies needed to perform lab work on designated projects. The rates paid to BioDuro per full-time equivalent contractor and associated materials costs are fixed for the contract term and are re-negotiated every two years. As of December 1, 2020, we had 18 full-time equivalent independent contractors assigned under the BioDuro agreement. During the two-year period ended December 31, 2019, we incurred expenses of approximately $4.3 million in connection with services provided by BioDuro under the agreement.

Sinobioway

In March 2015, we entered into a Collaboration and License Agreement with Sinobioway to develop and commercialize CAB antibody products in China, Hong Kong, Macau and Taiwan, or the Sinobioway Territory. The agreement was amended several times between 2015 and 2017. In March 2017, we also entered into an Amended and Restated Master Services Agreement with Sinobioway for certain development and manufacturing services to be performed by Sinobioway.

In 2018, we entered into an agreement to terminate the Amended and Restated Collaboration Agreement and the Amended and Restated Master Services Agreement with Sinobioway, or the Sinobioway Termination Agreement. Under the Sinobioway Termination Agreement, Sinobioway terminated its rights to develop and commercialize CAB antibody products in the Sinobioway Territory, and we are no longer obligated to present new CAB antibodies to Sinobioway for selection, funding and development in the Sinobioway Territory. As consideration for the Termination Agreement, we issued a non-controlling interest in Himalaya Therapeutics SEZC to Sinobioway in the form of 34,976,744 ordinary shares with a fair value of $0. See “Himalaya Therapeutics SEZC” below for more information about this entity.

Himalaya Therapeutics SEZC

On January 1, 2020, we entered into an Amended and Restated Exclusive Rights Agreement with Himalaya Therapeutics SEZC, a Cayman Islands exempted company. Under the terms of the agreement, Himalaya Therapeutics SEZC acquired the rights to 10 CAB-antibodies for the territory of China, Macao, Hong Kong and Taiwan, global rights to a CAB-HER2-bispecific-antibody and global co-development rights with us to an IL-22 non-CAB-antibody. Payments to us may include upfront payments, milestone payments and double digit royalties, but no payments have been made to date. Dr. Jay Short and Carolyn Anderson Short serve as directors of Himalaya Therapeutics SEZC, and Carolyn Anderson Short serves as an officer of such entity. Prior to July 10, 2020, Himalaya Therapeutics SEZC was a majority-owned subsidiary of BioAtla, LLC, after which BioAtla, LLC distributed to Himalaya Parent LLC all of its equity interests in Himalaya Therapeutics SEZC.

Inversagen, LLC

On March 15, 2019, we entered into an Exclusive License Agreement with Inversagen, LLC. Under the terms of the agreement, Inversagen acquired the rights to CAB-antibodies for the field of diseases associated with aging, outside of cancer, and a immuno-oncology antibody. Commencing on the first commercial sale of the CAB-antibodies and immuno-oncology antibody subject to the Exclusive License Agreement, Inversagen, LLC will pay us milestone payments and royalties. On July 7, 2020, we and Inversagen, LLC entered into the First Amendment to Exclusive License Agreement, which grants us an option for a period of 10 years to acquire the immuno-oncology antibody in return for royalty payments in the low-single digits during the applicable royalty term. No payments have been made to date. Dr. Jay Short and Carolyn Anderson Short serve as managers of Inversagen, LLC.

LLC Division

In March 2019, our predecessor, BioAtla, LLC was divided into three separate and distinct Delaware limited liability companies, which we refer to as the LLC Division. In connection with the LLC Division, our predecessor BioAtla, LLC was renamed to BioAtla Holdings, LLC and new legal entities Inversagen, LLC and BioAtla, LLC were formed. After the LLC Division, each LLC had substantially the same form of operating agreement and capital structure as our predecessor, with certain exceptions. In connection with the LLC Division, our predecessor’s holdings of F1 Oncology, Inc. common and preferred stock remained in BioAtla Holdings and certain rights related to the application of CAB technology in senescent cell therapy were transferred to us and simultaneously licensed to Inversagen. The remaining assets, liabilities and operations of our predecessor, including all existing employees and ownership of Himalaya Therapeutics SEZC and its wholly-owned subsidiary, Himalaya Therapeutics HK Limited, were transferred to us. Each of our predecessor’s members at the time of the LLC Division continued as a member in us, BioAtla Holdings and Inversagen and each entity has Dr. Short and Ms. Anderson Short as its LLC managers.

BioAtla Holdings, LLC

Effective January 1, 2020, we entered into an Exclusive License Agreement with BioAtla Holdings, LLC. Under the terms of the agreement, BioAtla Holdings, LLC acquired the rights to CAB antibodies for certain targets in the field of Adoptive Cell Therapy (CAR-T format). On July 7, 2020, we and BioAtla Holdings entered into the First Amendment to Exclusive License Agreement, which grants us an option for a period of 10 years to acquire the ACT Preparations and ACT Treatments in return for royalty payments in the low-single digits during the applicable royalty term. No payments have been made to date. Dr. Jay Short and Carolyn Anderson Short serve as managers of BioAtla Holdings, LLC.

LLC conversion

On July 10, 2020, we completed a corporate reorganization in which we, Himalaya Parent LLC, our wholly owned subsidiary, and BioAtla MergerSub LLC, our wholly owned indirect subsidiary, entered into an Agreement and Plan of Merger, or the Merger Agreement, pursuant to which BioAtla, LLC was merged into and with BioAtla MergerSub LLC, with BioAtla, LLC surviving, and the equity holders of BioAtla, LLC immediately prior to the effective time of the Merger Agreement received membership interests, on a one-for-one basis, of Himalaya Parent LLC as consideration. We refer to such transactions as the “Corporate Reorganization.” As part of the Corporate Reorganization, all of the holders of our outstanding convertible notes, representing $21.8 million principal amount in the aggregate plus related accrued interest, exchanged their convertible notes for membership interests in Himalaya Parent LLC. In addition, on July 10, 2020, BioAtla, LLC distributed to Himalaya Parent LLC all of its equity interests in Himalaya Therapeutics SEZC, a majority-owned subsidiary that is engaged in the development of a set of antibodies in the field of oncology primarily in Greater China.

In connection with the Series D preferred stock financing, which initially closed on July 13, 2020, we converted from a limited liability company into a Delaware corporation pursuant to a statutory conversion and changed our name from BioAtla, LLC to BioAtla, Inc. In connection with the LLC Conversion, all of the then-outstanding units of BioAtla, LLC were converted into shares of our common stock and our then-outstanding warrants to purchase units of BioAtla, LLC were converted into warrants to purchase shares of common stock of BioAtla, Inc.

Following the LLC Conversion, BioAtla, Inc. continued to hold all operations, employees, property and assets of BioAtla, LLC (excluding Himalaya Therapeutics SEZC) and assumed all of the obligations of BioAtla, LLC (exclusive of the profits interest liability related to awards granted under BioAtla, LLC’s profits interest plan), as of July 13, 2020. BioAtla, Inc. is governed by a certificate of incorporation filed with the Delaware Secretary of State and its bylaws. Immediately prior to the completion of this offering, we will adopt our amended and restated certificate of incorporation and amended and restated bylaws, the material portions of which are described under the heading “Description of capital stock.” Upon completion of the LLC Conversion, certain members of the advisory board of BioAtla, LLC became members of the board of directors of BioAtla, Inc. and officers of BioAtla, LLC became the officers of BioAtla, Inc. Following the Corporate Reorganization, the LLC Conversion and the distribution of Himalaya Therapeutics SEZC, BioAtla, Inc. is a single legal entity with no consolidated variable interest entities, or VIEs, or subsidiaries. BioAtla, Inc. currently has a number of license agreements with related parties, including BioAtla Holdings, LLC, Inversagen, LLC and Himalaya Therapeutics SEZC, and also with F1 Oncology, Inc., who is not a related party. These license agreements represent variable interests in entities that meet the definition of a VIE, but these agreements do not provide us with the power to direct the activities that are most significant to the economic success of these entities, so we are not the primary beneficiary of these VIEs and do not currently consolidate any VIEs. None of the related party VIEs currently have any material operating activities. Himalaya Parent LLC does not control BioAtla, Inc. as it does not hold the majority of the voting shares of BioAtla, Inc.

Indemnification agreements

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Private Placement

On September 28, 2021, we issued and sold shares of common stock at a purchase price of $28.00 per share in a private placement. In the private placement, we issued and sold 267,900 shares of common stock for an aggregate purchase price of $7,501,200 to an entity affiliated with Guy Levy, a member of our board of directors, and 357,100 shares of common stock for an aggregate purchase price of $9,998,800 to an entity affiliated with Cormorant Asset Management, a beneficial holder of more than 5% of our capital stock, on the same terms as other purchasers in the private placement. The purchasers of the common stock are entitled to specified resale registration rights.

Review, Approval or Ratification of Transactions with Related Parties

Our written related party transactions policy sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our audit committee or another independent body of our board of directors takes into account the relevant available facts and circumstances including:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

SELLING STOCKHOLDERS

On September 28, 2021, we entered into stock purchase agreements with the selling stockholders, pursuant to which we issued and sold in a private placement an aggregate of 2,678,600 shares of our common stock at a purchase price of $28.00 per share for gross proceeds of $75.0 million. Pursuant to the stock purchase agreements, we agreed to file a registration statement with the SEC covering the resale of the shares of common stock sold in the private placement and to keep such registration statement effective at all times until (1) the shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act or (2) September 30, 2024, whichever is the earliest to occur.

We are registering the resale of the above-referenced shares to permit each of the selling stockholders identified below, or their pledgees, donees, transferees or other successors-in-interest, to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling stockholders of up to the total number of shares of Common Stock that have been issued to the selling stockholders pursuant to the stock purchase agreements.

We do not know when or in what amounts the selling stockholders may sell or otherwise dispose of the shares of common stock covered hereby. The selling stockholders might not sell or dispose of any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling stockholders may or may not sell or otherwise dispose of some or all of the shares covered by this prospectus, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling stockholders and that the selling stockholders do not acquire additional shares of our common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

The information in the table below is based on 35,190,428 shares of our common stock outstanding as of September 30, 2021 and was prepared based on information supplied to us by the selling stockholders. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act, and generally includes voting or investment power with respect to securities and includes any securities that grant the selling stockholder the right to acquire shares of our common stock within 60 days of September 30, 2021.

None of the selling stockholders except Guy Levy, a member of our board of directors and managing member of the ultimate parent of Soleus Capital Master Fund, L.P., has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering
	Number	Percentage		Number	Percentage
Entities affiliated with Soleus Capital Master Fund, L.P.(1)	2,500,553	7.1%	267,900	2,232,653	6.3%
Entities affiliated with Cormorant Asset Management(2)	2,172,646	6.2%	357,100	1,815,546	5.2%
Entities affiliated with Pappas Capital(3)	1,415,141	4.0%	35,700	1,379,441	3.9%
HBM Healthcare Investments (Cayman) Ltd.(4)	1,430,696	4.1%	178,600	1,252,096	3.6%
Entities affiliated with Great Point Partners(5)	844,002	2.4%	714,300	129,702	*
Entities affiliated with Ikarian Capital, LLC(6)	200,144	*	196,400	3,744	*
Deerfield Partners, L.P.(7)	464,300	1.3%	464,300	0	*
Entities affiliated with Sphera Healthcare(8)	214,300	*	214,300	0	*
Entities affiliated with Monashee Investment Management, LLC(9)	178,600	*	178,600	0	*
Hudson Bay Master Fund Ltd.(10)	71,400	*	71,400	0	*

(1)

Consists of: (i) 1,115,817 shares of common stock held by Soleus Capital Master Fund, L.P. (“Master Fund”); (ii) 1,167,378 shares of common stock held by Soleus Private Equity Fund I, L.P. (“Soleus LP”); and (iii) 217,358 shares of common stock held by Soleus BA SPV, LLC (“Soleus SPV”). The numbers in the table above do not include 14,871 shares of common stock issuable upon settlement of restricted stock units directly held by Mr. Levy, of which 33.3% of such restricted stock units will vest on December 7, 2021 and the remainder will vest on a monthly basis over a period of 24 months thereafter. Soleus Capital, LLC (“Soleus Capital”) is the sole general partner of Master Fund, and Soleus Capital Group, LLC (“Soleus Capital Group”) is the sole managing member of Soleus Capital. Soleus Private Equity GP I, LLC (“Soleus GP”) is the sole general partner of Soleus LP and the sole managing member of Soleus SPV, and Soleus PE GP I, LLC (“Soleus PE GP”) is the sole manager of Soleus GP. Mr. Guy Levy is the sole managing member of each of Soleus PE GP and Soleus Capital Group. In such capacities, these entities and Mr. Levy have the shared power to vote or to direct the vote, and to dispose or to direct the disposition, of all of the securities directly held by Soleus LP, Soleus SPV and Master Fund, as applicable. However, each of Mr. Levy, Soleus GP, Soleus PE GP, Soleus Capital and Soleus Capital Group disclaims beneficial ownership of the shares held by Soleus LP, Soleus SPV and Master Fund, respectively, except to the extent of their pecuniary interest therein. The address of the foregoing entities and of Mr. Levy is c/o Soleus Capital Management, L.P., 104 Field Point Road, Greenwich, CT 06830.

(2)

Consists of: (i) 991,531 shares of common stock held by Cormorant Global Healthcare Master Fund, LP; and (ii) 1,181,115 shares of common stock held by Cormorant Private Healthcare Fund II, LP. Cormorant Global Healthcare Master Fund, LP and Cormorant Private Healthcare Fund II, LP are each managed by Cormorant Asset Management, LP. Bihua Chen has voting or investment control over the shares held by Cormorant Global Healthcare Master Fund, LP and Cormorant Private Healthcare Fund II, LP. The address of the foregoing entities is c/o Cormorant Asset Management LP, 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(3)

Consists of: (i) 1,309,026 shares of common stock held by A. M. Pappas Life Science Ventures V, LP; and (ii) 106,115 shares of common stock held by PV V CEO Fund, LP. A. M. Pappas Life Science Ventures V, LP and PV V CEO Fund, LP are managed by AMP&A Management V, LLC, the general partner of A. M. Pappas Life Science Ventures V, LP and PV V CEO Fund, LP. Arthur M. Pappas has voting or investment control over the shares held by A. M. Pappas Life Science Ventures V, LP and PV V CEO Fund, LP. The address of the foregoing entities is c/o Pappas Capital, LLC, 2520 Meridian Parkway, Suite 400, Durham, NC 27519.

(4)

The board of directors of HBM Healthcare Investments (Cayman) Ltd. is comprised of Jean-Marc Lesieur, Richard Coles, Sophia Harris, Dr. Andreas Wicki, Paul Woodhouse and Mark Kronenfeld, none of whom has individual voting or investment power with respect to such shares, and each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of the foregoing entity is Governors Square, Suite #4-212-2, 23 Lime Tree Bay Avenue, West Bay, Grand Cayman, Cayman Islands.

(5)

Consists of: (i) 513,998 shares of common stock held by Biomedical Value Fund, LP.; and (ii) 330,004 shares of common stock held by Biomedical Offshore Value Fund, Ltd. Biomedical Value Fund, LP and Biomedical Offshore Value Fund, Ltd. are each managed by Great Point Partners, LLC. Jeffrey R. Jay and Tavi Yehudai have voting or investment control over the shares held by Biomedical Value Fund, LP and Biomedical Offshore Value Fund, Ltd. The address of the foregoing entities is c/o Great Point Partners, LLC, 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(6)

Consists of: (i) 174,731 shares of common stock held by Ikarian Healthcare Master Fund, LP; (ii) 15,361 shares of common stock held by Boothbay Absolute Return Strategies, LP; and (iii) 10,052 shares of common stock held by Boothbay Diversified Alpha Master Fund LP. Ikarian Healthcare Master Fund, LP is managed by Ikarian Capital LLC. Boothbay Absolute Return Strategies, LP and Boothbay Diversified Alpha Master Fund LP are managed by Boothbay Fund Management LLC. Vikram Khanna has voting or investment control over the shares held by Ikarian Healthcare Master Fund, LP, Boothbay Absolute Return Strategies, LP and Boothbay Diversified Alpha Master Fund LP. The address of the foregoing entities is 100 Crescent Court, Suite 1620, Dallas, TX 75201.

(7)

Consists of 464,300 shares of common stock held by Deerfield Partners, L.P. Deerfield Mgmt, L.P. is the general partner of Deerfield Partners, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Partners, L.P. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt L.P. and Deerfield Management Company L.P. Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by Deerfield Partners, L.P. The address of Deerfield Partners, L.P. is c/o Deerfield Management Company, L.P., 345 Park Avenue South, 12th Floor, New York, NY 10010.

(8)

Consists of: (i) 92,149 shares of common stock held by Sphera Biotech Master Fund LP; and (ii) 122,151 shares of common stock held by Sphera Global Healthcare Master Fund. Sphera Biotech Master Fund LP and Sphera Global Healthcare Master Fund are managed by Sphera Healthcare US Inc. Michelle Ross, as portfolio manager, has voting or investment control over the shares held by Sphera Biotech Master Fund LP and Sphera Global Healthcare Master Fund. The address of the foregoing entities is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(9)

Consists of: (i) 43,255 shares of common stock held by BEMAP Master Fund Ltd; (ii) 38,181 shares of common stock held by Monashee Solitario Fund LP; (iii) 24,888 shares of common stock held by Monashee Pure Alpha SPV I LP; (iv) 7,193 shares of common stock held by SFL SPV I LLC; (v) 5,618 shares of common stock held by Bespoke Alpha MAC MIM LP; (vi) 8,651 shares of common stock held by Monashee Managed Account SP; (vii) 5,541 shares of common stock held by Mission Pure Alpha LP; and (viii) 45,273 shares of common stock held by DS Liquid Div RVA MON LLC. The above entities are managed by Monashee Investment Management LLC. Jeff Muller has voting or investment control over the shares held by the above entities. The address for the foregoing entities is c/o Monashee Investment Management LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(10)

Hudson Bay Master Fund Ltd. is managed by Hudson Bay Capital Management LP, its investment manager. Hudson Bay Capital Management LP has voting and investment power over the shares held by Hudson Bay Master Fund Ltd. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over the shares held by Hudson Bay Master Fund Ltd. The address of the foregoing entity is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock or interests in shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicit purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of our common stock offered by them will be the purchase price of our common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule. The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. Selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. The foregoing may affect the marketability of the common stock. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We shall use reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective at all times until (1) the shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act, or (2) September 30, 2024, whichever is the earliest to occur.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby is being passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.bioatla.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits contained in or incorporated by reference into the registration statement for further information about us and our securities. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference the documents listed below (File No. 001-38890) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus, other than the portions of those documents not deemed to be filed.

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 24, 2021;

•	Our Quarterly Reports on Form 10-Q filed with the SEC on May 12, 2021 and August 13, 2021;

•	Our Current Reports on Form 8-K filed with the SEC on June 17, 2021 and September 29, 2021;

•

The description of our common stock contained in our Registration Statement on Form 8-A filed on December 9, 2020, including any amendments or reports filed for the purpose of updating such description; and

•	Any other filings we make pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

BioAtla, Inc.

Attention: Richard Waldron, Chief Financial Officer

11085 Torreyana Road

San Diego, California 92121

(858) 558-0708

2,678,600 Shares

Common Stock

PROSPECTUS

                , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

Amount
SEC registration fee	$7,172
Accounting fees and expenses	30,000
Legal fees and expenses	100,000
Miscellaneous fees and expenses	10,000

Total expenses	$147,172

Item 14. Indemnification of Directors and Officers.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated bylaws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments we may make to our officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as the foregoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Since October 1, 2018, the Registrant issued and sold the following unregistered securities:

(1) Between January 2017 and October 2019, the Registrant granted an aggregate of 9,402,586 Profits Interest units pursuant to its profits interest plan to employees and consultants in connection with the provision of services to the Registrant.

(2) Between July 2018 and May 2020, the Registrant issued and sold to investors convertible promissory notes for an aggregate principal amount of $11.8 million.

(3) On July 13, 2020, we sold an aggregate of 140,626,711 shares of our Series D preferred stock at a purchase price of $0.51554931 per share for an aggregate amount of $72,500,003 to a group of venture capital funds.

(4) Between October 2020 and December 2020, we granted an aggregate of 1,920,037 restricted stock units pursuant to our 2020 Equity Incentive Plan to employees and consultants in connection with the provision of services to the Company.

(5) On September 28, 2021, we issued and sold 2,678,600 shares of our common stock at a purchase price of $28.00 per share for aggregate consideration of $75.0 million.

The offers, sales and issuances of the securities described in paragraphs (1) and (4) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were the Registrant’s employees, directors or consultants. The recipients received the securities under our 2020 Equity Incentive Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offer, sale, and issuance of the securities described in paragraphs (2), (3) and (5) of this Item 15 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities Act. The recipients of the securities in these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. The recipients of the securities in these transactions were accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The following is a list of exhibits filed as part of this registration statement on Form S-1.

		Incorporated by reference				Filed or furnished herewith
Exhibit No.	Exhibit title	Form	File No.	Exhibit No.	Filing date

3.1	Amended and Restated Certificate of Incorporation of BioAtla, Inc.	8-K	001-39787	3.1	12-18-2020

3.2	Amended and Restated Bylaws of BioAtla, Inc.	8-K	001-39787	3.2	12-18-2020

4.1	Specimen Common Stock Certificate evidencing the shares of common stock	S-1/A	333-250093	4.1	12-08-2020

4.2	Investors’ Rights Agreement, dated July 13, 2020	S-1/A	333-250093	4.2	12-08-2020

4.3	Description of Securities	10-K	001-39787	4.3	3-24-2021

4.4	Form of Stock Purchase Agreement	8-K	001-39787	4.1	9-29-2021

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP					X

10.1+	2020 Equity Incentive Plan	S-1/A	333-250093	10.1	12-08-2020

10.2+	Amendment No. 1 to 2020 Equity Incentive Plan	S-8	333-251520	99.2	12-18-2020

10.3+	Form of Restricted Stock Agreement	S-1/A	333-250093	10.2	12-08-2020

10.4+	2020 Employee Stock Purchase Plan	S-1/A	333-250093	10.3	12-08-2020

10.5*	Exclusive License Agreement with Himalaya SEZC, dated January 1, 2020	S-1	333-250093	10.4	11-13-2020

10.6*	Exclusive License Agreement with Inversagen LLC, dated March 15, 2019, as amended by First Amendment to Exclusive License Agreement, dated July 7, 2020	S-1	333-250093	10.5	11-13-2020

10.7*	Exclusive License Agreement with BioAtla Holdings LLC, dated January 1, 2020, as amended by First Amendment to Exclusive License agreement, dated July 7, 2020	S-1	333-250093	10.6	11-13-2020

10.8*	Amended and Restated Exclusive License Agreement with EXUMA Biotech Corp. (formerly F1 Oncology, Inc.), dated November 22, 2019	S-1	333-250093	10.7	11-13-2020

10.9*	Global Co-Development and Collaboration Agreement with BeiGene, Ltd. and BeiGene Switzerland GmbH, dated April 8, 2019, as amended by First Amendment, dated December 24, 2019 and as amended by Second Amendment, October 5, 2020	S-1	333-250093	10.8	11-13-2020

		Incorporated by reference				Filed or furnished herewith
Exhibit No.	Exhibit title	Form	File No.	Exhibit No.	Filing date

10.10*	Cell Line License Agreement with Life Technologies Corporation, dated June 28, 2018	S-1	333-250093	10.9	11-13-2020

10.11	Royalty Sharing Agreement with BioAtla Holdings, LLC, dated January 1, 2020	S-1	333-250093	10.10	11-13-2020

10.12+	Employment Letter Agreement between BioAtla, LLC and Jay Short, as amended by the Letter Amendment dated October 1, 2011	S-1/A	333-250093	10.11	12-08-2020

10.13+	Offer Letter between BioAtla, LLC and Carolyn Short, dated November 30, 2015	S-1/A	333-250093	10.12	12-08-2020

10.14+	Severance Agreement between BioAtla, LLC and Jay Short, dated July 1, 2018	S-1/A	333-250093	10.13	12-08-2020

10.15+	Offer Letter between BioAtla, LLC and Scott Smith, dated August 2, 2018	S-1/A	333-250093	10.14	12-08-2020

10.16+	Letter Agreement between BioAtla, LLC and Scott Smith, dated August 3, 2018	S-1/A	333-250093	10.15	12-08-2020

10.17+	Severance Agreement between BioAtla, LLC and Scott Smith, dated August 20, 2018	S-1/A	333-250093	10.16	12-08-2020

10.18+	Severance Agreement between BioAtla, LLC and Carolyn Short, as amended by the Amended Severance Agreement between BioAtla, LLC and Carolyn Short, dated April 1, 2020	S-1/A	333-250093	10.17	12-08-2020

10.19+	Form of Indemnification Agreement between the Registrant and each of its executive officers	S-1/A	333-250093	10.18	12-08-2020

10.20	Lease Agreement with HCP Torreyana, LLC, dated June 2, 2017, as amended by First Amendment to Lease, dated January 16, 2019	S-1/A	333-250093	10.19	12-08-2020

10.21+	Transition Agreement by and between BioAtla, Inc. and Carolyn Anderson Short, dated March 23, 2021.	10-Q	001-39787	10.1	5-12-2021

23.1	Consent of Independent Registered Public Accounting Firm					X

24.1	Power of Attorney (included on the signature page)					X

+	Indicates management contract or compensatory plan.
*	Portions of this exhibit have been omitted because they are both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement .

(2)

That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on October 22, 2021.

BIOATLA, INC.

By:	/s/ Jay M. Short
Jay M. Short, Ph.D.
Co-Founder, Chief Executive Officer and Chairman

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay M. Short, Ph.D. and Richard A. Waldron, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay M. Short, Ph.D. Jay M. Short, Ph.D.	Co-Founder, Chief Executive Officer and Chairman (principal executive officer)	October 22, 2021

/s/ Richard A. Waldron Richard A. Waldron	Chief Financial Officer (principal financial and accounting officer)	October 22, 2021

/s/ Scott Smith Scott Smith	President and Director	October 22, 2021

/s/ Guy Levy Guy Levy	Director	October 22, 2021

/s/ Sylvia McBrinn Sylvia McBrinn	Director	October 22, 2021

/s/ Susan Moran, M.D. Susan Moran, M.D.	Director	October 22, 2021

/s/ Mary Ann Gray, Ph.D. Mary Ann Gray, Ph.D.	Director	October 22, 2021

/s/ Lawrence Steinman Lawrence Steinman	Director	October 22, 2021